-----------------------------                                                                          -----------------------------
|          FORM 4           |                  U.S. SECURITIES AND EXCHANGE COMMISSION                 |        OMB APPROVAL       |
-----------------------------                          Washington, D.C. 20549                          |----------------------------
[_]  Check this box                                                                                    | OMB Number:     3235-0287 |
     if no longer subject            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES        | Expires: January 31, 2005 |
     to Section 16. Form 4                                                                             | Estimated average burden  |
     or Form 5 obligations           Filed pursuant to Section 16(a) of the Securities Exchange        | hours per response....0.5 |
     may continue. See                Act of 1934, Section 17(a) of the Public Utility Holding         -----------------------------
     Instruction 1(b).                       Company Act of 1935 or Section 30(h) of the
                                                   Investment Company Act of 1940
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of              | 2. Issuer Name and Ticker or Trading Symbol| 6. Relationship of Reporting Person(s)        |
|    Reporting Person*                |                                            |     to Issuer (Check all applicable)          |
|                                     |     Capital Trust, Inc. (CT)               |                                               |
|                                     |                                            |    |X| Director             |_| 10% Owner     |
| Edelman, Martin L.                  ----------------------------------------------    |_| Officer (give title  |_| Other (specify|
--------------------------------------- 3. IRS                  | 4. Statement for |                 below)                 below) |
|   (Last)     (First)    (Middle)    |    Identification       |    Month/Day/Year|                                               |
|                                     |    Number of            |                  |                                               |
|                                     |    Reporting            |      4/15/03     |                                               |
|c/o Paul, Hastings, Janofsky & Walker|    Person, if an        --------------------------------------------------------------------
|LLP, 75 East 55th Street             |    entity               | 5. If Amendment, | 7. Individual or Joint/Group Filing           |
---------------------------------------    (voluntary)          |    Date of Orig- |        (Check Applicable Line)                |
|              (Street)               |                         |    inal (Month/  |                                               |
|                                     |                         |    Day/Year)     |    |X| Form filed by One Reporting Person     |
|                                     |                         |                  |    |_| Form filed by More than One Reporting  |
|   New York, NY 10022                |                         |                  |        Person                                 |
------------------------------------------------------------------------------------------------------------------------------------
|    (City)      (State)      (Zip)   |      Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned     |
------------------------------------------------------------------------------------------------------------------------------------
| 1.                  | 2.      | 2A.     | 3.        | 4.                                  | 5.            | 6.        | 7.       |
| Title of Security   | Trans-  | Deemed  | Trans-    | Securities Acquired (A)             | Amount of     | Owner-    | Nature of|
| (Instr. 3)          | action  | Execu-  | action    | or Disposed of (D)                  | Securities    | ship      | Indirect |
|                     | Date    | tion    | Code      | (Instr. 3, 4 and 5)                 | Beneficially  | Form:     | Bene-    |
|                     |         | Date,   | Instr. 8) |                                     | Owned Follow- | Direct    | ficial   |
|                     | (Month/ | if any  --------------------------------------------------- ing Reported  | (D) or    | Owner-   |
|                     | Day/    | (Month/ |       |   |                |(A)|                | Transaction(s)| Indirect  | ship     |
|                     | Year)   | Day/    |       |   |                |or |                | (Instr. 3     | (I)       | (Instr.  |
|                     |         | Year)   | Code  | V |     Amount     |(D)|     Price      |  and 4)       | (Instr.4) |  4)      |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
|  Class A Common     | 4/15/03 |         |   A   |   |       86(1)    | A |                |   10,793      |     D     |          |
|  Stock Units        |         |         |       |   |                |   |                |               |           |          |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
|
                                                                                                                  Page 1 of 3 Pages

------------------------------------------------------------------------------------------------------------------------------------
| FORM 4 (continued)                Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                 |
|                                           (e.g., puts, calls, warrants, options, convertible securities)                         |
------------------------------------------------------------------------------------------------------------------------------------
|1.                                |2.         |3.      |3A.     |4.     |5.                                     |6.               |
|Title of Derivative Security      |Conversion |Trans-  |Deemed  |Trans- |Number of Derivative Securities        |Date Exer-       |
|(Instr. 3)                        |or Exercise|action  |Execu-  |action |Acquired (A) or Disposed of (D)        |cisable and      |
|                                  |Price of   |Date    |tion    |Code   |(Instr. 3, 4 and 5)                    |Expiration       |
|                                  |Derivative |(Month/ |Date,   |(Instr.|                                       |Date             |
|                                  |Security   |Day/    |if any  | 8)    |                                       |(Month/Day/      |
|                                  |           |Year)   |(Month/ |       |                                       |Year)            |
|                                  |           |        |Day/    |       |                                       |------------------
|                                  |           |        |Year)   |       |                                       |Date    |Expi-   |
|                                  |           |        |        |-----------------------------------------------|Exer-   |ra-     |
|                                  |           |        |        |     | |                   |                   |cis-    |tion    |
|                                  |           |        |        | Code|V|        (A)        |        (D)        |able    |Date    |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|
                                                                                                                   Page 2 of 3 Pages

------------------------------------------------------------------------------------------------------------------------------------
| FORM 4 (continued)               Table II (continued) -- Derivative Securities Acquired, Disposed of, or Beneficially Owned      |
|                                              (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
|1.                              |7.                                      |8.          |9.                   |10.      |11.        |
|Title of Derivative Security    |Title and Amount of Underlying          |Price of    |Number of Derivative |Ownership|Nature of  |
|(Instr. 3)                      |Securities (Instr. 3 and 4)             |Derivative  |Securities Bene-     |Form of  |Indirect   |
|                                |                                        |Security    |ficially Owned       |Deriv-   |Beneficial |
|                                |                                        |(Instr. 5)  |Following Reported   |ative    |Ownership  |
|                                |                                        |            |Transaction(s)       |Security:|(Instr. 4) |
|                                |                                        |            |(Instr. 4)           |Direct   |           |
|                                |                                        |            |                     |(D) or   |           |
|                                |----------------------------------------|            |                     |Indirect |           |
|                                |                    |     Amount or     |            |                     |(I)      |           |
|                                |                    |     Number of     |            |                     |(Instr.  |           |
|                                |        Title       |     Shares        |            |                     |4)       |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
|
|   (1) Represents Class A Common Stock Units credited to the account of the Reporting Person which convert to shares of Class A
|       Common Stock on a one-for-one basis.  The number of shares of Class A Common Stock subject to the Class A Common Stock Units
|       credited to the Reporting Person was determined by dividing (1) the product of the number of shares of Class A Common Stock
|       subject to all Class A Common Stock Units held by the Reporting Person and the per share dollar amount of the Class A Common
|       Stock dividend paid by the Company on April 15, 2003 by (2) the closing price of the Class A Common Stock on the New York
|       Stock Exchange on April 15, 2003.
|
|
|                                                                     /s/ Martin L. Edelman                       April 15, 2003
**   Intentional misstatements or omissions of facts                  -----------------------------------    -----------------------
     constitute Federal Criminal Violations. See 18 U.S.C.              **Signature of Reporting Person                Date
     1001 and 15 U.S.C. 78ff(a).                                        Martin L. Edelman
                                                                                                                   Page 3 of 3 Pages